Exhibit 10.1

PARTNERSHIP FRAMEWORK AGREEMENT

BETWEEN THE UNDERSIGNED:

SODIAAL UNION

An agricultural cooperative company with variable capital, registered under No. 2245, headquartered at Paris (75014) 170 bis, boulevard du Montparnasse, registered at the Commercial and Corporate Registry of Paris under number D 351 572 888,
Represented by Mr. François Iches, President
Hereinafter referred to as “Sodiaal”
Acting both in its name and on behalf of those of its subsidiaries affected by this framework agreement.

On the one hand,

SHENGYUAN NUTRITIONAL FOOD CO., LTD

A company headquartered at Jiaonan Seashore Industry Zone, Qingdao, China,
Represented by Mr. Li Ke, duly authorized
Hereinafter referred to as “Synutra”
Acting both in its own name and on behalf of Synutra France (as defined below) of which it is guarantor.

AND

SYNUTRA FRANCE INTERNATIONAL SAS

A simplified stock company with a capital of 5,000 Euros, headquartered at Annecy (74000) 1, rue Jean Jaurès, registered at the Commercial and Corporate Registry of Annecy under number 751 779 422.
Represented by Mr. Christian Mazuray, President
Hereinafter referred to as “Synutra France”

On the other,

Hereafter referred to jointly as the “Parties”

WHEREAS:

A.	Synutra is a leader in the production and distribution of milk-based products for infants in China.

B.	Sodiaal is the leading dairy cooperative in France. It holds an indirect share in the capital of Eurosérum, a world leader in demineralized whey powders.

C.
The purpose of this agreement is to establish an industrial and commercial partnership among the parties in view of the creation of a new drying unit by Synutra France (the “Site”), intended to manufacture powdered milk and fat-enriched demineralized whey for the needs of Synutra based on the raw material sold by Sodiaal and its subsidiaries to Synutra France.

D.
Eurosérum, a subsidiary of Sodiaal, possesses unique know-how in terms of whey demineralization, which it intends to protect and does not wish to transfer under this agreement, the Agreements and their implementation.

1.	Synutra France

Synutra France will be majority-owned and controlled by Synutra. As of this date, Synutra France’s capital is wholly-owned by Synutra.

2.	Acquisition and construction of an industrial site at Carhaix

2.1.	Synutra France will acquire industrial land to build the Site, located at Carhaix, in an area at the heart of the central Brittany milk-collection basin.

2.2.	Eurosérum will acquire land adjacent to the Site and will install a whey demineralization facility there, which it will own, in order to allow the supply of Synutra France.

2.3.
In order to optimize the costs of these two facilities, the parties will share certain services and operation costs (power supply, waste-water treatment, general site services, etc.) according to the terms and conditions of specific agreements.

2.4.
Synutra France anticipates hiring 75 to 100 employees for the needs of the Site, with priority given to those candidates presented by Sodiaal (former employees of the Entremont Alliance site, an indirect subsidiary of Sodiaal, at Carhaix). However, it is understood that this clause does not give any right to a third party and that any obligation (hiring, maintenance of conditions of employment or otherwise) can only result, expressly, from a new agreement undertaken with such candidates.

2.5.
Synutra France will construct the Drying Towers at the Site. It is anticipated that the site’s construction budget, to be financed by Synutra, will be €90 million, including €80 million of investment in fixed assets and €10 million in working capital, estimated amounts to be confirmed pursuant to the terms of the finalization of the project.  The Site’s Drying Towers should have the capacity to produce fat-enriched whey powder, and 26% milk powder.

2.6.
For the needs of the construction of the Drying Towers on the Site, Eurosérum and Synutra France are entering into a technical assistance agreement, concomitantly to this agreement (the “Technical Assistance Agreement”), in accordance with the draft attached in Appendix 1.

3.	Supply and purchase commitments

3.1.	Supply of whey

Synutra, Synutra France and Eurosérum are entering into an agreement for the long-term supply of whey, concomitantly to this agreement (“Whey Supply Agreement”), in accordance with the draft attached in Appendix 2. This agreement shall come into effect as soon as the Drying Towers become operational.

3.2.	Supply of whey powder

Synutra, Synutra France and Eurosérum are entering into an agreement for the long-term supply of whey powder, concomitantly to this agreement (“Whey Powder Supply Agreement”), in accordance with the draft attached in Appendix 3. This agreement shall come into effect as soon as the Drying Towers become operational.

3.3.	Supply of milk

Synutra, Synutra France and Eurosérum are entering into an agreement for the long-term supply of milk, concomitantly to this agreement (“Milk Supply Agreement”), in accordance with the draft attached in Appendix 4. This agreement shall come into effect as soon as the Drying Towers become operational.

4.	Condition precedent

This agreement is entered into on the condition precedent that Synutra obtains the approvals of the government of the People’s Republic of China, granted by (i) the National Development and Reform Commission, (ii) the Ministry of Commerce and (iii) the State Administration of Foreign Exchange (SAFE).

Synutra commits to filing the approval requests as soon as possible and to keeping Sodiaal regularly informed of the progress of the procedures and of any difficulty that may arise.

Upon failure to obtain such approvals within six months of the execution of this agreement, the agreement shall be deemed terminated, unless the parties agree to extend the period for obtaining the above permissions.

5.	Projected planning - Delays

5.1.
The parties agree that the operational commissioning of the Site will take place no later than January 2, 2015. The parties will regularly inform each other of the progress of the project in relation to its projected planning.

5.2.
In the event of a delay beyond January 2, 2015, Synutra undertakes to compensate, according to the case, Sodiaal or Eurosérum for the loss incurred as a result of a delay other than (i) a delay that is attributable to them or (ii) a delay not attributable to Synutra France or its service providers in the issuance of the ICPE authorization, and on a month-by-month basis up to the date on which the Site will be operational. This loss will be determined as follows:

•
For the Milk Supply Agreement, this will be equal to the discrepancy between the price of milk paid to the producers in Brittany and the spot market price for the quantities of milk for the month in question (based on an annual volume of 288 million liters);

•
For the Whey Supply Agreement, this will be equal (i) to the margin loss and (ii) to the structure costs for the quantities of whey for the month in question (on the basis of an annual quantity of 24,000 tons), both as defined in Appendix 4 of the Whey Supply Agreement.

•
It is stated that if such a delay in the operational commissioning of the Drying Towers was due to a breach by Eurosérum of its obligations with respect to the Technical Assistance Agreement, Synutra France’s liability will not be committed with respect to article 5.2 of this agreement.

6.	Duration

This agreement remains in effect until the expiration of the last of the Agreements, or until the lapse of this agreement if the condition precedent under article 4 of this agreement has not been satisfied.

7.	Definitions

In this agreement:

“Drying Towers” refers to the two Drying Towers for the drying of milk and fat-enriched whey meeting the strictest quality and hygiene standards available for infant food products and jointly capable of producing at least 60,000 tons of powder per year.

“Eurosérum” refers to Eurosérum S.A.S, a company incorporated under French law, with registered headquarters at Route de Luxeuil-les bains, 70170 Port-sur-Saône. Eurosérum is an indirect, 98.9%-owned subsidiary of Sodiaal and one of the largest producers in the world of demineralized whey powder.

“Site” has the meaning given in the preamble.

“Agreements” refers to the agreements necessary for the application of the present framework agreement, namely the:
1.	Technical Assistance Agreement,
2.	Milk Supply Agreement,
3.	Whey Supply Agreement,
4.	Whey Powder Supply Agreement,

8.	Confidentiality

The terms of this agreement and the information obtained, provided or exchanged upon execution of this agreement are strictly confidential and must not be disclosed by the Parties or by any of their professional consultants and shall only be disclosed to their affiliates, directors, employees and external professional consultants on a strict need-to-know basis for purposes of evaluating, concluding, and implementing the Agreements; each party may, however, disclose the existence and the terms of this agreement to enforce their rights hereunder or to fulfill a legal or regulatory obligation.

This obligation will apply for the term of this agreement and for a period of 2 years after its expiry.

9.	Employees

9.1.	Non-compete - Confidentiality

The parties undertake to insert, in their respective employees’ contracts, the following confidentiality clause and non-compete clause containing the following characteristics:
•	employees in question: Employees of Eurosérum or Synutra France who are skilled to work in whole or part on the Site or in the demineralization facility adjacent to the Site
•	protected activities: processing of whey and its derivatives,
•	geographic area: France and China,
•	duration of the non-compete prohibition: 2 years after the end of the employment contract,

•	compensatory indemnity of 30% of net salary.

9.2.	Non-solicitation

For the duration of this agreement, each party is prohibited, except by prior agreement of the other party, from recruiting or contracting the services of the employees, directors, former officers or former directors of another party (or of a company of its Group), whether it be as employees, directors or service providers, unless these people are no longer bound to the other party (or to a company of its Group) for at least 1 year. This prohibition does not apply to offers that could be made to the employees at the Carhaix site under the provisions of paragraph 2.4 above.

9.3.	Workforce

Eurosérum and Synutra agree to an annual review of their workforce and will consider possible exchanges of employees within the framework of skills assessments, internal or external promotions of each of the companies.

10.	Force Majeure

If after the occurrence of a case of force majeure, the operational commissioning of the Site is delayed, the execution of this agreement would be suspended for the duration of the events.

For the application of this clause, the parties agree that in addition to those resulting from the law and jurisprudence, the following events are also regarded as cases of force majeure as soon as they render this party unable to perform its obligations:

o	war, riot or revolution, strikes or social disturbances not imputable to the parties, transportation strikes, transportation stoppages in particular as a result of weather conditions;
o	explosions or sabotage, accidents or events preventing the operational commissioning of the Site not resulting from negligence or failure by the company or one of its employees.

The party that suffers a loss from such event constituting a force majeure shall notify the other party, without delay, of the occurrence of such event.

If such an event of force majeure occurs, the Party rendered incapable of performing its obligations as a result of such event must communicate to the other Party:
• a precise description of the event in question,
• the anticipated duration of such event,
• the impact of such event on the proper pursuit of this agreement,
• the measures that it has taken or intends to take to remedy the situation.

For the duration of force majeure events, the effects of this agreement shall be suspended, without prejudice to the rights assumed by each of the Parties.

As soon as the inhibiting effects of the force majeure event have ceased to exist, the obligations under this agreement shall re-enter into force under the conditions stipulated.

However, the work suspension due to a force majeure event may not exceed three (3) months and, if such may be the case, upon expiration of such period, each of the Parties, after having exhausted all possibilities of finding a solution in good faith which would allow the complete restoration of the agreement, shall have the right to rescind the agreement, immediately and without indemnity, by notifying the other party thereof by certified mail with delivery confirmation.

11.	Costs

Unless otherwise specified, each Party shall be solely responsible for the costs relating to the negotiation and execution of this agreement and each of the Agreements.

12.	Intuitu personae

The Parties expressly agree that this agreement is entered intuitu personae, and therefore undertake not to transfer the rights and obligations incumbent upon them in whole or in part by virtue of this agreement without prior written agreement from the other party (including by merger, division, contribution or otherwise).

The prohibition on the transfer of the rights and obligations in this agreement, as stipulated in the preceding paragraph, also applies if a third party or several third parties (as regards the current capital holders), solely or jointly, directly or indirectly, were to acquire 50% or more of the capital of Sodiaal or Eurosérum, on the one hand, or Synutra or Synutra France, on the other hand.

In case of a change of control or, more generally, in case of failure to comply with the transfer prohibition as indicated above, the other party shall have the right to request the termination of this agreement.

13.	Applicable law - Arbitration

This agreement is governed by French law.

All litigations or disputes arising from this agreement or relating thereto, including the validity or termination of the agreement, shall be subject to amicable settlement before a conciliation board comprised of the Executive Director of Sodiaal and the legal representatives of Synutra and Synutra France, or their representatives.

Failing an amicable agreement within a period of two months (from the date of a written notification by one party referring to this provision), disputes shall be settled by arbitration in accordance with the rules of the Swiss Chambers’ Court of Arbitration and Mediation (Aeschenvorstadt 67, CH - 4010 Basel, Switzerland) in effect on the date of the request for arbitration. This court will be addressed by the more diligent party in accordance with the adversarial principle, the other party being immediately informed of the measures undertaken.

The court shall be composed of three arbitrators. The place of arbitration shall be Geneva. The arbitration proceedings will take place in French.

The Court shall rule pursuant to the law and its decision shall be final; the parties hereby renounce all recourse to contest such decision at appellate court. The Parties commit to full and faithful compliance with the decision made. Any Party refusing to comply shall remain burdened with all the charges and duties which would have been incurred in legal proceedings for the enforcement of such decision.

Costs and court fees, which will be combined together, shall be borne by the Parties in a proportion determined by the decision.

Signed in Paris in 3 copies

/s/ Francois Iches	/s/ Li Ke
For Sodiaal Union By Francois Iches, President	For Shengyuan Nutritional Food CO., LTD By Li Ke, duly authorized for this purpose
Date: September 17, 2012	Date: September 17, 2012

/s/ Christian Mazuray
For Synutra France International SAS By Christian Mazuray, President
Date: September 17, 2012